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                                                                      Exhibit 99

                                                              Contact: Kori Beer
                                              Director, Corporate Communications
                                                         VIROPHARMA INCORPORATED
                                                            PHONE (610) 458-7300
[LOGO OF VIROPHARMA]


                      ViroPharma Incorporated Announces
               Election of Paul A. Brooke to Board of Directors

Exton, Pa, February 12, 2001 -- ViroPharma Incorporated (Nasdaq: VPHM) announced today the election of Paul A. Brooke to its board of directors. Mr. Brooke currently is a managing member of PMSV Holdings LLC, a partner of MPM Bioventures and an advisory director for Morgan Stanley Dean Witter.

Mr. Brooke has spent more than 25 years in the investment industry, specializing in healthcare, and has served as an advisor on a number of initial public offerings, corporate restructurings and mergers and acquisitions. Most recently, he was a managing director at Tiger Management LLC. Prior to that, he was a managing director at Morgan Stanley Dean Witter and was global head of healthcare research and strategy.

"Paul brings tremendous talent and expertise to ViroPharma's board of directors," said Michel de Rosen, ViroPharma's president and chief executive officer. "His extraordinary experience, relationships and knowledge about our industry will be an extremely valuable asset to us as we continue to develop and implement ViroPharma's business strategy in the coming years."



ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The company is focused on drug development and discovery activities for viral diseases, including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, pleconaril, is in clinical development for the treatment of picornavirus diseases, including late stage clinical trials for VRI. ViroPharma also has product candidates in clinical trials for the treatment of hepatitis C and RSV disease.



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